Exhibit 23.2

February 23, 2010

Berry Petroleum Company
1999 Broadway Street, Suite 3700
Denver, CO 80202

Gentlemen:

We hereby consent to (i) the inclusion of our third party letter report dated February 19, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2009, (ii) the use of and reference to our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Berry Petroleum Company,” and our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Berry Petroleum Company” (the Reports) under the captions “Properties” and “Reserves” in Item 1, “Selected Financial Data” in Item 6, and “Supplemental Information About Oil & Gas Producing Activities (Unaudited)” in Item 8 of the Annual Report on Form 10–K for the fiscal year ended December 31, 2009, of Berry Petroleum Company (the Annual Report); and (iii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716